John E. Lushefski								EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 17,474 shares in the Company's Salary and Bonus Deferral Plan and 10,304 in the Company's Supplemental Savings & Investment Plan (SSIP). The Reporting Person also directly holds 8,793 shares and 10,526 of unvested Restricted Stock,which may vest over the next three years.

Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
34,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 50,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 28,000 shares of the Issuer's Common Stock at $11.68 per share.